Exhibit 99.1

              DRI Corporation Slates Conference Call to
                 Discuss Second Quarter 2007 Results


   --  Company to Report Profit for Second Quarter

   --  Management to Discuss U.S. Transit and Transit Security
        Funding Legislation

   --  Management to Discuss Positive Outlook


    DALLAS--(BUSINESS WIRE)--August 9, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that a conference call to discuss second quarter 2007 results will occur on Aug. 14, 2007, at 1 p.m. (Eastern).

   To participate in the conference call, dial one of the following telephone numbers at least five minutes prior to the start time:
Domestic, (888) 868-9080; or International, (973) 935-8511.

   Telephone replay will be available through Nov. 14, 2007, via the following telephone numbers: Domestic, (877) 519-4471 (Code 9106427); or International, (973) 341-3080 (Code 9106427).

   To participate via webcast, go to
http://www.viavid.net/detailpage.aspx?sid=00004348. The webcast will be archived for 90 days.

   On Aug. 14, 2007, the Company plans to file with the Securities and Exchange Commission a Form 10-Q for the quarter and six months ended June 30, 2007.

   ABOUT THE COMPANY

   DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

   FORWARD-LOOKING STATEMENTS

   This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement, express or implied, concerning future events or expectations is a forward-looking statement, including, without limitation, our positive outlook for the remainder of 2007 and beyond, as well as words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc. These forward-looking statements are subject to risks and uncertainties, such as the risk that our assumptions underlying our positive outlook for 2007 and beyond may prove incorrect, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com